Yen 50,000,000,000	Filed pursuant to rule 433

2.80% Senior Notes due 2027	File No. 333-132177

Terms and Conditions:

Issuer:	Citigroup Inc.

Ratings:	Aa1/AA/AA+ (Moody’s / S&P / Fitch)

Trade Date:	June 15, 2007

Settlement Date:	June 26, 2007 (T+7 days)

Maturity:	June 25, 2027

Par Amount:	Yen 50,000,000,000

Ranking:	Senior

Semiannual Coupon:	2.80% per annum

Public Offering Price:	99.938%

Net Proceeds to Citigroup:	Yen 49,719,000,000 (before expenses).

Interest Payment Dates:	Semiannually in equal installments on June 26 and December 26 of each year except that the last interest payment will be on the Maturity date (short last coupon). Following business day convention. Business day is New York, London and Tokyo.

First Coupon:	December 26, 2007.

Day Count:	Actual/365.

Defeasance:	Applicable. Provisions of Sections 11.03 and 11.04 of the Indenture apply.

Redemption at Issuer Option:	Only for tax purposes.

Redemption for Tax Purposes:	Applicable at issuer option if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-United States persons. Redemption as a whole, not in part.

Sinking Fund:	Not applicable.

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange.

Minimum Denomination / Multiples:	Yen 100,000 / multiples of Yen 100,000

Lead Manager:	Citigroup Global Markets Limited

Co-Lead Managers:	BNP Paribas
Deutsche Bank AG, London Branch
Mitsubishi UFJ Securities
International plc
Mizuho International plc
Nomura International plc
CUSIP:	172967 ED 9

ISINs:	US172967ED90 for notes held in DTC.
XS0306605956 for notes held in Euroclear and Clearstream.

Common Code:	030660595

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-132177. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.